Exhibit 99.1Press Release of the Registrant

Contact: Terry L. Cochran, President and CEO 541/298-6633 or tcochran@columbiabancorp.com Staci L. Coburn, Executive Vice President and CFO 541/298-3169 or scoburn@columbiariverbank.com

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q QUARTERLY REPORT AND
THIRD QUARTER 2009 FINANCIAL RESULTS

The Dalles, Oregon – November 16, 2009 – Columbia Bancorp (Nasdaq: CBBO), the bank holding company for Columbia River Bank, today announced a loss for the third quarter of 2009.  The Bank has continued its efforts to reduce its concentration of residential construction and development lending by pursuing resolution of non-performing assets, aggressively recognizing loan losses and charging-off impairments.  For the third quarter of 2009, Columbia recognized $20.3 million of provision for loan losses which, combined with $1.3 million of FDIC premiums and state assessments, resulted in a net loss of $21.9 million, or $2.18 per diluted share.  “Our efforts to liquidate non-performing assets, combined with modest improvements in the real estate market, resulted in the sale of a number of properties, with additional sales closing in October,” explained Terry Cochran, President and CEO of Columbia.  “The support of our customers remains high, reflected in the growth of non-interest bearing deposits and over 1,300 retail accounts opened during the quarter.  We were also pleased to add several seasoned and experienced bankers to our team, including two former bank executives.”

During the quarter, Columbia announced the hiring of Andrew Gerlicher as Senior Vice President and Business Banking Team Leader for Central Oregon.  Mr. Gerlicher, who has 27 years of banking experience, had previously been leading the formation of Crown Point National Bank in Bend, Oregon.  He will oversee Columbia River Bank’s credit staff in Central Oregon and assist with resolution of non-performing loans.  In addition, Columbia hired Roy Lewis as Special Credits Officer to assist with the resolution of non-performing loans.  Mr. Lewis has 40 years of banking experience which included serving as President of Hood River County Bank and two other community banks.  He has also held the Chief Credit Officer position at two community banks.

Non-interest bearing deposits increased $9.1 million, or 5%, compared to June 30, 2009.  Total deposits increased $17.3 million, or 2%, compared to June 30, 2009.  During the quarter, Columbia River Bank introduced a new value-oriented checking account product allowing customers to take advantage of savings and discounts for a wide range of products and services, including restaurants, hotels and retail stores.

Columbia River Bank’s liquid assets as a percentage of total assets measured 21.7% as of September 30, 2009, compared to 17.5% as of June 30, 2009.  Columbia is investing excess liquidity in select higher earning assets while balancing against anticipated liquidity needs in the short-term.

Columbia’s actions to add staffing and other resources to its management of non-performing assets are yielding positive results.  During the quarter, eight other real estate owned (“OREO”) properties were sold for $3.0 million and after quarter-end Columbia finalized agreements for additional sales of $3.4 million.  Columbia is having success restructuring terms with qualifying borrowers in order to return loans to performing status.  Columbia recognized $20.3 million in provision for loan losses during the third quarter of 2009, primarily due to losses on a previously identified problem agricultural credit, continued losses from residential construction and lot development loans and the application of higher estimated loss rates in its allowance methodology.  Columbia also recognized $526,000 of impairment charges on OREO properties to adjust carrying amounts to updated appraisal values.

Non-performing assets totaled $123.2 million as of September 30, 2009, compared to $122.6 million as of June 30, 2009.  Non-performing assets included non-accrual loans totaling $103.2 million as of September 30, 2009.  Residential lot development and construction loans comprised 66% of non-accrual loans as of September 30, 2009.  OREO totaled $15.2 million as of September 30, 2009, compared to $11.3 million as of June 30, 2009.  During the third quarter, eight OREO properties totaling $3.0 million were sold at a net loss of $277,000; $8.1 million of foreclosed properties were added to OREO; and impairment charges of $526,000 were recognized on five properties to adjust carrying amounts to updated appraisal values.  “Recent national and regional economic news reports a leveling off in residential real estate valuations.  Another positive indicator is that loans in our portfolio past-due 30 – 89 days have declined significantly during the last quarter,” said Craig Hummel, Chief Credit Officer, Columbia River Bank.

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q
NOVEMBER 16, 2009

Columbia’s net interest income totaled $6.8 million for the third quarter of 2009, compared to $6.6 million for the second quarter of 2009, a 2% increase primarily attributable to a decrease in interest expense associated with matured brokered deposits.  The net interest margin declined slightly to 2.71% for the third quarter of 2009, compared to 2.74% for the second quarter of 2009.  The decrease is primarily due to a shift in the earning asset mix from overall higher yielding loans to lower yielding cash and liquid investments resulting from Columbia’s strategic initiative to maintain and improve liquidity.  Columbia reversed $1.2 million of interest income from loans placed on non-accrual status.  Interest income for the third quarter of 2009 would have been $2.6 million higher had non-accrual loans performed according to terms.  Lower deposit rates and repayment of higher cost brokered deposits partially offset the decrease in the net interest margin.  During the quarter, Columbia repaid $30.9 million of brokered certificates of deposit that had a weighted-average cost of 4.43%.

Columbia’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission includes additional information and discussion relating to its financial results for the quarter ended September 30, 2009.  The Form 10-Q is available at http://www.columbiabancorp.com or a copy can be requested by emailing investorrelations@columbiabancorp.com or by calling 541/298.3191.

ABOUT COLUMBIA BANCORP

Columbia Bancorp (www.columbiabancorp.com) is the bank holding company for Columbia River Bank, which operates 21 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond (2), Pendleton, Hermiston, McMinnville, Canby, and Newberg, Oregon, and in Goldendale, White Salmon, Sunnyside, Yakima, Pasco, Richland, and Vancouver, Washington.  To supplement its community banking services, Columbia River Bank also provides brokerage services through CRB Financial Services Team.

FORWARD LOOKING STATEMENTS

This press release may contain various forward-looking statements about plans and anticipated results of operations and financial condition relating to Columbia Bancorp. These statements include statements about management’s present plans and intentions about our strategy, growth, and deployment of resources, and about management’s expectations for future financial performance. Readers can sometimes identify forward-looking statements by the use of prospective language and context, including words like “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” “plans,” “intends,” or other similar terminology. Because forward-looking statements are, in part, an attempt to project future events and explain management’s current plans, they are subject to various risks and uncertainties which could cause our actions and our financial and operational results to differ materially from those set forth in such statements. These risks and uncertainties include, without limitation, our ability maintain and grow our deposit base in the face of continuing uncertainty surrounding the financial institutions industry and our markets in particular; our ability to acquire and maintain capital sufficient to absorb the losses inherent in our loan portfolio and support our continuing operations; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; our ability to estimate accurately the collectability of our loans and mitigate the potential risks associated with acquisition and sale of any underlying collateral; economic and other factors which affect the collectability of our loans generally; our ability to address the risks associated with the geographic and industry-specific concentrations of our loan portfolio; the impact of banking laws and regulations, competition, and fluctuations in market interest rates on Columbia’s revenues and margins, management’s ability to generate growth from core operations in the face of the announced staffing reductions, and other risks and uncertainties that we have in the past, or that we may from time to time in the future, detail in our filings with the Securities and Exchange Commission ("SEC"). Information presented in this release is accurate as of the date on which the release was issued, and we cannot undertake to update our forward-looking statements or the factors that may cause us to deviate from them, except as required by law.

COLUMBIA BANCORP ANNOUNCES FILING OF FORM 10-Q
NOVEMBER 16, 2009

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share data and ratios)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	%	September 30,	%	September 30,	September 30,	%
	2009	2009	Change	2008	Change	2009	2008	Change
BALANCE SHEET
Cash and cash equivalents	$233,310	$189,717	23%	$151,532	54%
Investment securities	38,311	35,550	8%	24,952	54%
Gross loans	736,213	799,562	-8%	922,431	-20%
Non-performing assets (1)	123,175	122,648	-	68,911	79%
Total assets	1,057,717	1,067,934	-1%	1,150,026	-8%
Total deposits	1,009,991	992,696	2%	1,015,068	-1%
Total liabilities	1,034,487	1,022,892	1%	1,061,775	-3%
Shareholders' equity	23,230	45,042	-48%	88,251	-74%

ALLOWANCE FOR CREDIT LOSSES
Net charge-offs	23,386	14,879	57%	21,353	10%
Allowance for loan losses	19,607	22,743	-14%	20,927	-6%
Liability for unfunded loan commitments	555	590	-6%	981	-43%
Allowance for credit losses (2)	20,162	23,333	-14%	21,908	-8%
Allowance for loan losses / gross loans	2.66%	2.84%	-6%	2.26%	18%
Allowance for credit losses / gross loans	2.74%	2.92%	-6%	2.37%	16%
Non-performing assets / total assets	11.65%	11.48%	1%	5.99%	94%

INCOME STATEMENT
Interest income	$11,840	$12,107	-2%	$16,179	-27%	$36,834	$51,334	-28%
Interest expense	5,074	5,467	-7%	5,989	-15%	16,663	17,571	-5%
Net interest income before provision for loan losses	6,766	6,640	2%	10,190	-34%	20,171	33,763	-40%
Provision for loan losses	20,250	14,400	41%	25,400	-20%	44,350	34,100	30%
Net interest loss after provision for loan losses	(13,484)	(7,760)	74%	(15,210)	-11%	(24,179)	(337)	7075%
Non-interest income	2,014	2,112	-5%	4,038	-50%	6,353	10,377	-39%
Non-interest expense	10,439	10,399	-	12,193	-14%	31,748	32,212	-1%
Loss before provision for income taxes	(21,909)	(16,047)	-37%	(23,365)	6%	(49,574)	(22,172)	-124%
Provision for (benefit from) income taxes	-	7,234	-100%	(9,274)	-100%	2,517	(9,094)	-128%
Net loss	(21,909)	(23,281)	6%	(14,091)	-55%	(52,091)	(13,078)	-298%

SHARE DATA
Basic loss per common share	$(2.18)	$(2.31)	6%	$(1.41)	-55%	$(5.18)	$(1.31)	-295%
Diluted loss per common share	(2.18)	(2.31)	6%	(1.41)	-55%	(5.18)	(1.31)	-295%
Basic weighted average shares outstanding	10,063	10,064	-	10,024	-	10,053	10,019	-
Diluted weighted average shares outstanding	10,063	10,064	-	10,024	-	10,053	10,019	-
Actual shares outstanding	10,063	10,063	-	10,081	-	10,063	10,081	-

LIQUIDITY RATIOS (COLUMBIA RIVER BANK)
Liquid assets / total assets	21.72%	17.48%	24%	12.29%	77%
Average gross loans / average deposits	77.12%	85.53%	-10%	99.07%	-22%
Brokered deposits / total deposits	12.24%	16.08%	-24%	31.78%	-61%

FINANCIAL RATIOS
Net interest spread, tax equivalent	2.30%	2.22%	4%	3.17%	-27%	2.20%	3.74%	-41%
Net interest margin, tax equivalent	2.71%	2.74%	-1%	3.86%	-30%	2.71%	4.51%	-40%
Efficiency ratio (3)	118.88%	118.82%	-	83.42%	-43%	119.70%	71.59%	-67%
Return on average assets	-8.15%	-8.81%	7%	-5.01%	-63%	-6.55%	-1.63%	-302%
Return on average equity	-221.61%	-148.91%	-49%	-59.62%	-272%	-119.81%	-17.47%	-586%
Average equity / average assets	3.68%	5.92%	-38%	8.40%	-56%	5.47%	9.33%	-41%

CAPITAL RATIOS (COLUMBIA RIVER BANK)
Tier 1 leverage ratio	2.08%	4.16%	-50%	6.60%	-68%
Tier 1 risk-based capital ratio	2.78%	5.15%	-46%	7.24%	-62%
Total risk-based capital ratio	4.05%	6.41%	-37%	8.50%	-52%

Notes:
 (1) Includes loans on non-accrual status, troubled debt restructured loans and other real estate owned.
 (2) Includes allowance for loan losses and liability for unfunded loan commitments.
 (3) Non-interest expense divided by net interest income (loss) and non-interest income.